Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Logitech Announces Changes in Executive Management

Elimination of Executive Layer is Part of President Bracken Darrell’s Initiative to

Transform Logitech into a Simpler, More Consumer-Centric Company

NEWARK, Calif. – April 25, 2012 and MORGES, Switzerland, April 26, 2012 – Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that the company has eliminated two executive management positions as part of its transformation strategy, which includes a plan to restructure the company, announced separately today.

The position of executive vice president of the products group and president of Logitech Europe, held by Junien Labrousse and reporting to Logitech President Bracken Darrell, has been eliminated. The leaders of the individual business groups, which formerly reported to Mr. Labrousse, now report directly to Mr. Darrell. Mr. Labrousse has assumed the role of senior vice president of the business group responsible for PCs, Macs and tablets.

The position of senior vice president of worldwide sales and marketing, held by Werner Heid and reporting to Bracken Darrell, has been eliminated. The leaders of each of Logitech’s sales and marketing regions now report directly to Mr. Darrell. Due to the elimination of his position, Mr. Heid will be leaving Logitech effective May 15, 2012.

“These changes enable me to work more closely with our product and sales teams,” said Bracken Darrell. “Together, we can become more responsive to the changing needs of today’s consumers as we address new opportunities with greater speed and flexibility.

“I would like to thank Werner Heid for his contribution to Logitech over the last three years. His talent and expertise have helped the company navigate through challenging times. Werner strengthened Logitech’s market position in key developed markets and provided the foundation for our growth opportunities in emerging markets.”

Details regarding the changes in executive management, including related changes in compensation, are included in a Current Report on Form 8-K to be filed with the Securities & Exchange Commission.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGIIR)